EXHIBIT 10.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

March 30, 2012

Mr. Jeffrey A. Graves
834 Paradise Drive
Ambler, Pennsylvania 19002

Dear Jeff:

I am pleased to confirm our verbal offer to you for a position with MTS Systems Corporation, as President and Chief Executive Officer of MTS Systems Corporation (the “Company”), reporting to the Board of Directors of the Company.  This letter outlines the initial terms and conditions of such employment, which will commence on a date mutually agreed upon not later than May 7, 2012.

Your starting salary will be at the annual rate of $600,000 per year, less applicable withholding, and paid bi-weekly in accordance with the Company’s payroll procedures.

You will be eligible for the MTS Executive Variable Compensation (EVC) program with a target bonus amount equal to 70% of actual base salary paid.  For the remainder of fiscal year 2012, the Company will guarantee your bonus at not less than target, based on actual base salary paid for such partial fiscal year and subject to all other terms of the EVC.  Your participation in the EVC program will also be subject to such other program terms in effect from time to time as established by the Board of Directors.

You will also be eligible to receive an annual Long Term Incentive award with a target incentive of 130% of actual base salary paid, which is typically granted in a mix of stock options and restricted stock units.

You will receive a signing bonus of $300,000, less applicable withholding, payable on the first payroll date after your date of hire.  If you resign your employment with MTS before the first anniversary of your start date (other than for Good Reason as defined in the Severance Agreement), you agree to promptly repay this signing bonus to MTS within 10 days after your resignation date.

You will also receive a signing bonus in the form of a restricted stock unit (RSU) grant.  The RSU grant will be for a number of shares equal to $311,000 divided by the fair market value of the Company’s Common Stock on the date of grant.  The restricted stock units will vest in three equal installments on each of the first three anniversary dates of the grant date, provided you remain employed, and will be subject to the terms of the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”) and a written RSU agreement to be entered into at the time of grant.

You will also receive a monthly car allowance of $670, less applicable withholding.

To assist with your move to the Minneapolis area, you will be eligible for relocation assistance pursuant to the MTS North American Relocation Procedure, with benefits at the Tier 3 executive level.  A copy of the Relocation Procedure is enclosed.

Mr. Jeff Graves
March 30, 2012

In connection with your employment with MTS, you are also offered the enclosed Severance Agreement, which provides for certain severance benefits in the unlikely event the employment relationship is terminated during the term of the Severance Agreement for reasons other than your voluntary resignation without Good Reason or by the Company for Cause.  Severance benefits include 12 months’ severance pay equal to your then annualized base pay salary, plus target annualized bonus, as set forth in the enclosed Severance Agreement.  Any termination of the employment relationship by MTS after the term of the Severance Agreement would be covered under MTS’ standard Severance Pay/Plan Procedure as then in effect.

In order to provide continuity of management in the event of a change in control, upon your employment you will be offered a Change in Control Agreement, substantially in the form of the enclosed form of Change in Control Agreement.  If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period not less than 24 months from the date of the change in control.

To align the interests of our executives with shareholders we have put in place an Executive Stock Ownership Guideline Policy.  Your position as President and Chief Executive Officer would fall under the category of a Chief Executive Officer with a multiple base salary equivalent of five.   A copy of the policy is enclosed for your review.

You will be eligible for company-sponsored health and life insurance benefits on your hire date as a regular full-time employee.  You will be eligible for other benefits as well, including an annual contribution to our retirement plan and elective participation in the 401(k) plan with a match of $.50 per dollar contributed, up to 6%.  We also offer an elective employee stock purchase plan with a 15% discount, Paid Time Off and holidays according to Company policy.

All benefits are subject to written benefits plans and/or summary descriptions, and may be changed or terminated at any time in the Company’s discretion.  In addition, as you know, compensation and benefits for executive officers, including for the Chief Executive Officer, are subject to regular review by the Board.

As a condition of your employment, you will be asked to sign MTS’ standard Employee Agreement effective on your date of hire.  A copy of that agreement is provided for your review.  Among other things, the agreement confirms that you will not use or disclose confidential information of any third party in the course of your employment with MTS.

Jeff, this offer of employment is contingent on your ability to provide documentary proof of your identity and your eligibility to work in the United States.

We are excited about the prospect of you joining our team.  Please indicate by your signature below, your acceptance of this offer.

Sincerely,

David Anderson
Chair, Board of Directors

Agreed and Accepted:

/s/ Jeffrey A. Graves	3/31/2012	May 7, 2012
Jeff Graves	Date Signed	Start Date

Mr. Jeff Graves
March 30, 2012

Enclosures:	MTS North American Relocation Procedure
Severance Agreement
Form of Change in Control Agreement
Executive Stock Ownership Guideline Policy
Employee Agreement